UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Hawaiian Electric Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAWAIIAN ELECTRIC INDUSTRIES, INC.

1001 Bishop Street, Suite 2900

Honolulu, Hawaii 96813

PROXY STATEMENT SUPPLEMENT

2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 7, 2019

The following amends and supplements the information provided in the proxy statement filed by Hawaiian Electric Industries, Inc. (HEI) with the Securities and Exchange Commission on March 25, 2019 (Proxy Statement). Other than as provided below, there are no other revisions to the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement.

The information provided under the caption “Other Information,” which begins on page 76 of the Proxy Statement, is amended and supplemented as follows:

Deadline for submitting a proposal to be included in the proxy statement for next year’s Annual Meeting

Shareholders who want to have a proposal included in the proxy statement and form of proxy for the 2020 Annual Meeting of Stockholders (2020 Annual Meeting) must notify the Corporate Secretary in writing.  The proposal must be received by November 26, 2019.

Deadline for submitting a Board nominee to be included in the proxy statement for next year’s Annual Meeting (proxy access)

Shareholders considering a proxy access nomination should carefully review our Bylaws. Under our proxy access bylaw, if a shareholder (or a group of up to 20 shareholders) who has owned at least 3% of our shares for at least three years and has complied with the other requirements in our Bylaws wants to have director nominees (up to the greater of two nominees or 20% of the Board) included in the proxy statement and form of proxy for the 2020 Annual Meeting, the shareholder must notify the Corporate Secretary in writing.  The proxy access nomination must be received by us no earlier than October 27, 2019 and no later than November 26, 2019.